Exhibit 99.14

Unaudited Accounts

for the Period 1 January 2020 to 30 June 2020

for

Mastermind Principles Ltd

Independent Chartered Certified Accountants' Review Report to the Director of

Mastermind Principles Ltd

We have reviewed the financial statements of Mastermind Principles Ltd for the period ended 30 June 2021, which comprise the Income Statement, Balance Sheet. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland'.

This report is made solely to the company's director in accordance with our terms of engagement. Our review has been undertaken so that we might state to the director those matters that we have agreed with him in our engagement letter and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's director for our work, for this report or the conclusions we have formed.

Director's responsibility for the financial statements

As explained more fully in the Director's Responsibilities Statement set out in the Audited Accounts for the year ended 31st December 2020, the director is responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Accountants' responsibility

Our responsibility is to express a conclusion based on our review of the financial statements. We conducted our review in accordance with International Standard on Review Engagements (ISRE) 2400 (Revised), 'Engagements to review historical financial statements' and ICAEW Technical Release TECH 09/13AAF 'Assurance review engagements on historical financial statements'. ISRE 2400 also requires us to comply with the ICAEW Code of Ethics.

Scope of the assurance review

A review of financial statements in accordance with ISRE 2400 (Revised) is a limited assurance engagement. We have performed additional procedures to those required under a compilation engagement. These primarily consist of making enquiries of management and others within the entity, as appropriate, applying analytical procedures and evaluating the evidence obtained. The procedures performed in a review are substantially less than those performed in an audit conducted in accordance with International Standards on Auditing (UK and Ireland). Accordingly, we do not express an audit opinion on these financial statements.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the financial statements have not been prepared:

-	so as to give a true and fair view of the state of the company's affairs as at 30 June 2020 and of its profit for the period then ended;
-	in accordance with United Kingdom Generally Accepted Accounting Practice; and
-	in accordance with the requirements of the Companies Act 2006.

/s/ SKS Bailey Group

SKS Bailey Group Limited

Yoden House

30 Yoden Way

Peterlee

Co. Durham

SR8 1AL

Date:	21/1/22

Mastermind Principles Ltd

Income Statement

for the Period 1 January 2020 to 30 June 2020

6 mths to 30 June 2020 £
Turnover
Sales	1,482,516

1,482,516
Cost of sales
Opening stock	11,197
Purchases	238,489
Coaching and mentoring	133,225
Commissions payable	97,575
Advertising	15,460
Closing stock	(11,197)

484,749

GROSS PROFIT	997,767

Other income
Rent received	6,000
Sponsorship	1,667
Bank interest receivable	5,257

12,924

Expenditure
Wages	242,627
JRS grant	-
Pensions	-
Rent	25,525
Insurance	10,932
Directors' salaries	6,250
Telephone	7,038
Post and stationery	5,216
Travelling	13,094
Repairs and renewals	17,188
Household and cleaning	-
Staff recruitment costs	253
Computer costs	36,905
Sundry expenses	7,242
Staff training	6,077
Accountancy	2,100
Subscriptions	-
Professional fees	-
Legal and professional fees	3,660
Depreciation of tangible fixed assets
Plant and machinery	-
Hire of plant and machinery	3,941
Entertainment	-
Bad debts	-

388,048

Mastermind Principles Ltd

Income Statement

for the Period 1 January 2020 to 30 June 2020

6 mths to 30 June 2020 £
Finance costs
Bank charges	23,506
Bank interest on loans	33,318

56, 824

Total overheads
less other income	431,948

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	565,819

Taxation
Corporation Tax	107,505

107,505
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION	458,314

Dividends
Interim	-
Final	-

-

PROFIT FOR THE PERIOD AFTER TAXATION AND DIVIDENDS	458,314

Mastermind Principles Ltd (Registered number: 07106363)

 Balance Sheet

30 June 2020

6 mths to 30 June 2020 £
FIXED ASSETS
Plant and machinery	21,329
21,329

CURRENT ASSETS
Stocks	11,197
Trade debtors	678,739
Provision for bad debts	(247,870)
Amount due from related party	3,064,695
Directors' current accounts	172,235
Other debtors	-
Prepayments and accrued income	2,076
Cash in hand	-
Bank account	53,493
3,734,565

CURRENT LIABILITIES

Trade creditors	(91,815)
VAT	(237,647)
Corporation tax	(265,510)
Social security and other tax	(25,290)
Other creditors	-
Amounts due to related parties	(341,912)
Accrued expenses	(791,098)
Other loans	(82,000)
1,835,272

LONG TERM LIABILITIES
Other creditors	198,000
198,000

1,722,622

CAPITAL AND RESERVES
Called up share capital	2
Profit and loss account	1,722,620
1,722,622